UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 26, 2008
FRANKLIN BANK CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-32859 (Commission File Number)	11-3626383 (I.R.S. Employer Identification No.)

9800 Richmond Avenue, Suite 680	Houston, Texas 77042

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code           (713) 339-8900
                                        Not applicable.
(Former name or former address, if changed since last report.)
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b), (c) Franklin Bank Corp. (“Franklin”) announced that Alan E. Master, President and a director of Franklin, has been appointed Chief Executive Officer of Franklin. Mr. Master has been a director of Franklin and Franklin’s wholly owned subsidiary, Franklin Bank, S.S.B. (the “Bank”), since April 2002, and was appointed President of Franklin in May 2008. In connection with the appointment of Mr. Master as Chief Executive Officer, Mr. Lewis S. Ranieri resigned his position as interim Chief Executive Officer, which he had held since May 2008. Mr. Ranieri currently serves as Chairman of the Board of Franklin and as a member of the board of directors of the Bank. Mr. Ranieri will continue his service as Chairman of the Board of Franklin.
     Mr. Master has more than 40 years of experience in the financial services industry, including, among other positions, as President and Chief Executive Officer of The Master Group, which specializes in financial services consulting, from 1991 to present.
     Mr. Master will not be separately compensated for his services as President and Chief Executive Officer of Franklin. However, Mr. Master will continue to receive a $15,000 monthly retainer for special services to the Bank (the “Special Retainer”). Originally established in June 2008 in connection with his service on the Executive Committee of the Bank, the Compensation Committee of the Board has determined to continue the Special Retainer after the Executive Committee was disbanded in recognition of the many services to the Bank on various special projects Mr. Master continues to provide. Mr. Master also will continue to receive Franklin’s standard retainer and meeting fees for his service on the board of directors of the Bank.
     Franklin issued a press release disclosing the foregoing on August 28, 2008, a copy of which is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.
     99.1     Press Release of Franklin Bank Corp., dated August 28, 2008.

S I G N A T U R E
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN BANK CORP.
Dated: August 28, 2008	By:	/s/ Alan E. Master
Alan E. Master
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Franklin Bank Corp., dated August 28, 2008